Exhibit 10.12

FIRST CAPITAL BANCORP

SPLIT DOLLAR LIFE INSURANCE AGREEMENT

Insurer: Gary L. Armstrong

Policy Number:

Initial Face Amount of the Policy: $1,000,000

Life Insurance Death Benefit Payable to Beneficiary: $250,000

This Split Dollar Life Insurance Agreement (“Agreement”) is made and entered into by and between First Capital Bancorp (the “Company”) and Gary Armstrong (the “Insured”).

The purpose of this Agreement is for the Company to assist the Insured in establishing a life insurance program. To do so, the Company has purchased a policy on the life of the Insured, as referenced above. The Respective rights and duties of the Company and the Insured in the above-referenced policy shall be pursuant to the terms set forth below:

DEFINITIONS

Premium as used in this Agreement shall mean that planned periodic premium selected by the parties subject to the Insurer’s minimum premium requirements.

Death Proceeds as used in this Agreement shall mean the Face Amount minus the Company’s interest in the policy’s death proceeds, which is the greater of premiums paid or cash values;

Cash Value as used in this Agreement shall mean:

For Purposes Of Policy Surrender: The Cash Surrender Value as that term is defined in the policy contract.

For Purposes Of Policy Transfer Of The Entire Contract Or An Undivided Interest Therein From the Company To The Insured: The Cash Value (accumulation value or policy account value) shall be the life insurance contract’s fair market value as defined in Treasury Regulation Section 1.61-22(g)(2), which is the policy cash value and the value of all other rights under the contract (including any supplemental agreements thereto and whether or not guaranteed), other than the value of current life insurance protection.

For Purposes Of Measuring Premium Payments And Obligations: The Policy’s Accumulation Value or Policy Account Value as that term is described in the policy contract.

The respective rights and duties of the Company and the Insured in the subject policy shall be as defined in the following numbered Articles:

I.	POLICY TITLE AND OWNERSHIP

Title and ownership shall reside in the Company for its use and for the use of the Insured all in accordance with this Agreement. The Company may, to the extent of its interest, exercise the right to borrow or withdraw upon the policy cash values.

II.	BENEFICIARY DESIGNATION RIGHTS

The Insured shall have the right and power to designate a beneficiary or beneficiaries to receive his/her share of the proceeds payable on his/her death and to elect and change a payment option for such beneficiaries but subject to any right or interest the Company may have in such proceeds as provided in this Agreement.

III.	PREMIUM PAYMENT METHOD

Premiums shall be paid annually as of the date of issue and upon each subsequent premium due date. The Company pays the entire premium and the Insured recognizes the plan’s economic benefit as taxable income.

IV.	DIVISION OF DEATH PROCEEDS OF POLICY

The division of death proceeds of the policy is as follows:

A. The Company shall be entitled to an amount equal to the cumulative premiums paid as of the date of death or, if greater, the policy’s cash value determined as of the date to which premiums are paid, less any indebtedness, and interest on such indebtedness determined as of the date of death. Such cash value shall include any outstanding dividend accumulations or cash value of any paid-up additions and any postmortem dividends determined as of the date of death.

B. The Insured’s beneficiary, designated in accordance with Article II, shall be entitled to the remainder of such proceeds.

C. The Company and Insured’s beneficiary, shall share in any interest due on the death proceeds as their respective share of the proceeds as above-defined bears to the total proceeds excluding any such interest.

D. Where there is a refund of unearned premium as provided in the contract of insurance, any refund shall be apportioned as follows:

1. Where the Insured has contributed to the policy premium at the last required premium interval, the refund of unearned premiums shall be divided between the Company and the Insured (or his/her assignee) as their respective share of the premium payment obligation bears to the total required for such interval.

2. Where the Insured has not contributed to the premium at the last required premium interval, the refund of unearned premium shall be refunded in total to the Company.

V.	DIVISION OF THE CASH SURRENDER VALUE OF THE POLICY

If the policy is surrendered while this Agreement is in effect, the Company shall be entitled to an amount equal to the policy’s cash value, determined as of the date to which premiums are paid less any indebtedness and interest on such indebtedness determined as of the date of surrender. Such cash value shall include any outstanding dividend accumulations or cash value of any paid-up additions determined as of the date of surrender.

VI.	NONFORFEITURE DEATH PROCEEDS

The Company’s share of death proceeds payable on the Insured’s death while the policy is in force under any of its nonforfeiture provisions shall be an amount equal to the excess, if any, of the Company’s share of the policy’s net cash value over any indebtedness against the policy at insured’s death. The designated beneficiary shall be entitled to any remainder of such proceeds.

VII.	NONFORFEITURE CASH VALUE

The Company’s share of the cash value payable on surrender of the policy while it is in force under any of its nonforfeiture provisions shall be an amount equal to the net cash value at date of surrender. Insured (or his/her assignee) shall be entitled to any remainder of such cash value.

VIII.	PREMIUM WAIVER

If the policy contains a premium waiver provision, any premium waived shall be considered for all purposes of this Agreement as having been paid by the Company.

IX.	RIGHTS OF PARTIES WHERE POLICY ANNUITY ELECTION EXISTS

In the event the subject policy involves an annuity element, the Company’s right and interest in any annuity benefits, on expiration of the deferment period, shall be determined under the provisions of this Agreement by regarding the commuted value of such annuity benefits as the policy’s net cash value. The Company’s right and interest in annuity benefits shall be fulfilled at the end of the annuity deferment period under either the policy proper or under its settlement provisions. As contemplated herein, an annuity policy shall be considered to mature for its commuted value on the specific date stated in the policy on which benefits become payable or on a date elected by the Company pursuant to the terms of the policy.

X.	TERMINATION OF AGREEMENT

This Agreement shall terminate upon the Insured’s involuntary termination of employment for Cause. For purposes of this Agreement, “Cause” shall have the same meaning as defined in the Insured’s Supplemental Executive Retirement Plan Agreement with the Company.

Upon such termination, Insured (or his/her assignee) shall have a 90-day option to receive from the Company an absolute assignment of the policy in consideration of a cash payment to the Company, whereupon this Agreement shall terminate. Such cash payment shall be the greater of the Company’s share of the cash value of the policy on the date of such assignment as defined in this Agreement or the amount of the premiums which have been paid by the Company prior to the date of such assignment.

Should Insured fail to exercise the option within the prescribed 90-day period, Insured agrees that the subject policy will be surrendered to the Insurer and the proceeds distributed to the Company as prescribed herein.

XI.	INSURED OR ASSIGNEE’S ASSIGNMENT RIGHTS

Insured may, at any time, assign to any individual, trust or other organization all right, title and interest in the subject policy and all rights, options, privileges and duties created under this Agreement.

XII.	AGREEMENT BINDING UPON PARTIES

This Agreement shall bind the Insured and the Company, their heirs, successors, personal representatives and assigns.

XIII.	ERISA PROVISIONS

The following provisions are part of this Agreement and are intended to meet the requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”):

A. Named Fiduciary and Plan Administrator.

The “Named Fiduciary and Plan Administrator” of this Split Dollar Agreement shall be the Company. As Named Fiduciary and Plan Administrator, the Company shall be responsible for the management, control, and administration of this Split Dollar Agreement as established herein. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Plan, including the employment of advisors and the delegation of any ministerial duties to qualified individuals.

B. Funding Policy.

The funding policy for this Split Dollar Agreement shall be to maintain the subject policy in force by paying, when due, all premiums required.

C. Basis of Payment of Benefits.

Direct payment by the Insurer is the basis of payment of benefits under this Agreement, with those benefits in turn being based on the payment of premiums as provided in this Agreement.

D. Claim Procedure.

Claim forms or claim information as to the subject policy can be obtained by contacting the Company. When the Named Fiduciary has a claim which may be covered under the provisions described in the insurance policy, they should contact the office named above, and they will either complete a claim form and forward it to an authorized representative of the Insurer or advise the named Fiduciary what further requirements are necessary. The Insurer will evaluate and make a decision as to payment. If the claim is payable, a benefit check will be issued in accordance with the terms of this Agreement.

In the event that a claim is not eligible under the policy, the Insurer will notify the Named Fiduciary of the denial pursuant to the requirements under the terms of the policy. If the Named Fiduciary is dissatisfied with the denial of the claim and wishes to contest such claim denial, they should contact the office named above and they will assist in making an inquiry to the Insurer. All objections to the Insurer’s actions should be in writing and submitted to the office named above for transmittal to the Insurer.

XIV.	AMENDMENT

This Agreement may be amended at any time and from time to time by a written instrument executed by the Insured and the Company.

XV.	INSURANCE COMPANY NOT A PARTY TO AGREEMENT

The Insurer shall not be deemed a party to this Agreement but will respect the rights of the parties as herein developed upon receiving an executed copy of this Agreement. Payment or other performance of its contractual obligations in accordance with the policy provisions shall fully discharge the Insurer for any and all liability.

XVI.	EFFECT OF INSURED’S SUICIDE

In the event Insured’s death occurs within two (2) years of the execution date of this Agreement and the Insured’s death is determined to have been caused by self-inflicted suicide, then in such event, no death benefits of whatever nature, shall be payable to Insured’s beneficiary under this Agreement.

XVII.	APPLICABLE LAW

This Agreement shall be subject to and construed under the laws of the Commonwealth of Virginia.

IN WITNESS WHEREOF, the Company and the Insured have duly executed this Agreement on this 1st day of February, 2011.

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FIRST CAPITAL BANCORP

By:	John M. Presley

INSURED

By:	/s/ Gary Armstrong
Gary L. Armstrong